EXHIBIT 23.3


To the Directors and Stockholders of
Foodmaster Kyiv:


              Consent of Independent Auditors


We  consent  to  the  incorporation  by  reference  in  the
registration statement No. 33-6867 on Form S-8 of Developed
Technology  Resource, Inc. of our report  dated  April  16,
1999,  relating to the balance sheet of Foodmaster Kyiv  as
of   December  31,  1998  and  the  related  statements  of
operations, cash flows and changes in stockholders' equity for the eight month period then ended, which report appears in the December 31, 1998 annual report on Form 10-KSB of Developed Technology Resource, Inc.

Our  report  dated April 16, 1999, contains an  explanatory
paragraph  that  states  that the Company  has  suffered  a
significant  loss  in  1998 and as  of  December  31,  1998
current  liabilities exceed current assets by  USD  39,558.
These  matters, combined with the uncertainty  due  to  the
year  2000  issue and the current economic  environment  in
Ukraine,   raise  substantial  doubt  about  the  Company's
ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ KPMG Ukraine Ltd.

September 1, 1999